EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of February 25, 2014, by and between D3 TECHNOLOGIES, INC., a California corporation (“Corporation”) and wholly-owned subsidiary of LMI AEROSPACE, INC. a Missouri corporation (“Parent”), its successors, and assigns and RICHARD L. JOHNSON (“Employee”).
1.Purpose and Employment. The purpose of this Agreement is to define the relationship between Corporation as an employer and Employee as an employee of Corporation. Corporation hereby employs Employee, and Employee hereby accepts employment with Corporation upon all of the terms and conditions set forth in this Agreement.
2.Employee Representations and Warranties. Employee represents and warrants to Corporation that Employee is not bound by any covenant not to compete or similar agreement that would prohibit Employee from performing, or would restrict or limit Employee in Employee’s performance of, Employee’s job duties for Corporation. Employee shall indemnify and hold harmless Corporation and its Parent, affiliates, officers, managers, members, agents and representatives from and against any damages, losses, claims, costs (including attorneys’ fees) incurred by any of them arising out of or resulting from any breach of the foregoing representation and warranty by Employee.
3.Duties and Position.
A.Position. Corporation hereby employs Employee as its President, reporting to the Chief Operating Officer of LMI Aerospace. Employee’s title and/or reporting structure may be modified during Employee’s employment by the officers or the Board of Directors of the Parent (“Board”).
B.Duties. Employee shall be responsible for all activities of the Engineering segment of LMI Aerospace on behalf of Corporation and its subsidiaries and such other and further duties, responsibilities, and functions, at such locations, and in such manner as may be specified from time to time during Employee’s employment by the officers or the Board.
C.Duty of Loyalty. Employee agrees to devote so much of Employee’s time, attention and energies to the business of Corporation as is necessary for the successful operation of Corporation and shall endeavor at all times to improve the business of Corporation. Employee shall not engage in any other business activities without the advance written consent of Corporation. Such consent by Corporation shall not be unreasonably withheld provided that such other business activities do not detract from or violate Employee’s duties for and obligations to Corporation.
D.Compliance with Corporation Policies. Employee agrees to comply with and be subject to all of Corporation’s policies and procedures, including reasonable amendments to such policies and procedures adopted by Corporation during the term of Employee’s employment, as well as such reasonable rules and regulations as are adopted from time to time by Corporation.
4.Term. The term of Employee’s employment under this Agreement shall commence on January 1, 2014 (“Effective Date”), and shall terminate on January 31, 2016 (“Initial Term”) unless sooner terminated by either Party in accordance with the terms of this Agreement. Following expiration of the Initial Term, this Agreement shall automatically renew for successive one (1) year terms (“Renewal Terms”) unless: a) not later than October 31 of any year, beginning in 2015, either party has given written notice to the other party of its intention not to extend the term of this Agreement; b) this Agreement is superseded by a new employment agreement with Corporation; or c) this Agreement is terminated in accordance with Section 11 below.
5.Compensation

A.	Base Salary. For all services to be rendered by Employee in any capacity hereunder, Employee shall be entitled to receive from the Corporation an annual “Base Salary” in the amount of:

i.	$328,000.00 for the period from January 1, 2014 to December 31, 2014;

ii.	$337,840.00 for the period from January 1, 2015 to December 31, 2015;

iii.	$337,840.00 for all periods from January 1, 2016 for so long as this Agreement remains in effect.
All payments of Base Salary shall be paid in accordance with Corporation’s normal payroll procedures and shall be less any authorized or required payroll deductions. In the event this Agreement is in effect for only a portion of any particular month, the amount of Employee’s Regular Compensation for that month shall be prorated on the basis of the actual number of days during such month this Agreement was in effect.

B.	Bonuses.

i.
Provided Corporation’s financial targets are met and Employee has achieved and is maintaining a satisfactory level of performance as determined by Corporation and Employee is employed under the terms and conditions of this Agreement as of the first day of the fiscal year in which the Performance Bonus is to be paid, Corporation shall pay Employee a “Performance Bonus” in addition to Employee’s Base Salary. The Performance Bonus shall be calculated as follows:

a.
Five percent (5%) of Employee’s Base Salary, provided Parent’s Engineering Division’s Annual Income from Operations for such fiscal year is not less than sixty percent (60.0%) of its budgeted Annual Income from Operations; plus

b.
Five percent (5%) of Employee’s Base Salary, provided Parent’s Engineering Division’s Annual Income from Operations for such fiscal year is not less than one-hundred percent (100%) of its budgeted Annual Income from Operations; plus

c.
Twenty-two hundredths of one percent (0.22%) of Parent’s Annual Income from Operations provided Parent’s Annual Income from Operations for such fiscal year is not less than seventy-five percent (75%) of its budgeted Annual Income from Operations.

For purposes of the calculation of the Performance Bonus, “Annual Income from Operations” means the annual income from operations, on a consolidated basis, for a given fiscal year, as determined by the firm of independent certified public accountants providing auditing services to the Parent, using generally accepted accounting principles, consistently applied, and calculated without regard to (a) any bonus paid pursuant to employment contracts, (b) any income or loss attributable to any other corporation or entity (including the assets of a corporation or entity that constitute an operating business) acquired by or merged into the Corporation or Parent, as applicable, subsequent to the effective date of this Agreement.
Parent’s “Engineering Division’s Annual Income from Operations” means the Annual Income from Operations of the Corporation combined with the Annual Income from Operations of TASS, Inc.
Any Performance Bonus payment shall be less any authorized or required payroll deductions and shall be paid not later than fifteen (15) days after the receipt by Corporation of its annual audited financial statements, which Corporation expects to receive within ninety (90) days after the end of each Corporation fiscal year. The Performance Bonus will be paid either one hundred percent (100%) in cash or, at Employee’s election, fifty percent (50%) in cash and fifty percent (50%) in Parent stock. The price per share for any Parent stock paid as part of the Performance Bonus is based on the average price per share on the date the cash portion of the bonus is paid and such stock is granted. Should Employee elect the option to have 50% paid in cash and 50% in Parent stock, such election must be made and communicated in writing to Corporation by March 31 of the fiscal year in which such Performance Bonus may be earned.
Corporation retains the right to modify or adjust the manner in which the Performance Bonus is calculated in the event that Corporation either acquires the assets of another entity, or any portion thereof, or sells its assets, or any portion thereof, to another entity.

a.
Within sixty (60) days of the Effective Date of this Agreement, Employee shall be granted restricted shares of Corporation stock (“Restricted Stock”), pursuant to a Restricted Stock Agreement (“RSA”), with a total grant value of Two-hundred Thousand Dollars ($200,000.00). Restricted Stock shall be issued and vest in accordance with the terms of the RSA and all Restricted Stock shall vest no later than January 15, 2016. The number of shares to be granted will be determined by dividing the total amount of the Signing Incentive by the average price per share on the date such stock is granted.

b.
    In addition to the Performance Bonus (if any) and Restricted Stock, the Employee shall be entitled to receive such bonus compensation as the Board may authorize from time to time. However, nothing in this Agreement shall be construed to entitle Employee to receive any bonus compensation that has not been formally declared. Any bonus compensation payable to Employee shall be less any authorized or required payroll deductions and shall be paid within sixty (60) days from the date such bonus was authorized by the Board.

ii.
    Pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Clawback Provision”), if either Corporation or Parent is required to prepare an accounting restatement for any fiscal quarter or year due to the material non-compliance of Corporation or Parent with any financial reporting requirement under the securities laws, Corporation shall recover any incentive-based compensation (including stock options) paid to any current or former executive officer during the three-year period preceding the date on which the Corporation or Parent is required to prepare a restatement. The amount to be recovered is the excess of the amount originally paid to the executive officer based on the incorrect financial statements over the amount that would have been paid under the restated financials. In the event of any inconsistency between this section iii and of the Dodd-Frank Clawback Provision, the Dodd-Frank Clawback Provision shall prevail. Additionally, to the extent that future rules and regulations are promulgated by the Securities and Exchange Commission or any other federal regulatory agency that would add to, modify or supplement the Dodd-Frank Clawback Provision (each, a “Modification”), then this section iii shall be deemed modified to the extent required to remain consistent with the Dodd-Frank Clawback Provision, giving effect to such revision as of the date upon which such Modification becomes or would otherwise be deemed to be effective.

C.
Fringe Benefits. Provided that Employee meets the applicable eligibility requirements, Employee shall be eligible to participate in such employee fringe benefit plans as may be authorized and adopted from time to time by Corporation, including the following: any health insurance plan; any medical reimbursement plan; any qualified retirement plan; any disability or leave pay plan; any disability insurance plan; any group term life insurance plan; and such other employee benefit plans offered by Corporation for which Employee is eligible pursuant to the terms of such plans. Corporation may also furnish such other benefits to Employee as Corporation shall determine from time to time within its sole discretion to be in the best interests of Corporation and Employee.

Corporation shall furnish to Employee during the term of Employee’s employment an automobile selected by the Corporation to aid Employee in the performance of Employee’s duties. Upon agreement of Corporation and Employee, Corporation may, in lieu of the automobile, provide Employee with a Seven Thousand Dollar ($7,000.00) annual automobile allowance.
Corporation retains the right to implement, modify or discontinue these benefits at any time, with or without notice.

D.
Business Expenses. Throughout the term of Employee’s employment hereunder, Corporation shall reimburse Employee for all reasonable and necessary travel, entertainment, and other business expenses that may be incurred in direct connection with the performance of Employee’s duties hereunder and in accordance with reasonable policies concerning expense reimbursement adopted from time to time by Corporation.

E.
Paid Leave. Employee shall be entitled to paid vacation time to use during each year of this Agreement, per Corporation’s policy, as amended, adopted, suspended or terminated from time to time by Corporation; provided that, to the extent possible, any leave shall be taken by Employee at such time or times as do not conflict so far as reasonably practicable with Employee’s duties and responsibilities hereunder. Unused, accrued vacation time will be paid out per Corporation policy. Employee shall also be eligible for other paid leave in accordance with Corporation’s policies, as amended, adopted, suspended or terminated from time to time by Corporation.

6.Termination of Employment. The phrase “termination of employment” shall mean that Employee has incurred a separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and the regulations thereunder.
A.    Termination by Corporation for “Cause.” This Agreement and Employee’s employment hereunder may be immediately terminated by Corporation, at its option, for “Cause,” either with or without notice, if Employee shall:

ii.	Engage in negligence or willful misconduct in the performance of Employee’s duties, which is materially injurious to Corporation; or

iii.	Willfully fail to observe Corporation’s policies (such as, but not limited to, any sexual harassment, workplace violence or drug testing policies); or

iv.
Commit acts of dishonesty of any kind, including willful misrepresentation, falsification of records, or breach of Employee’s fiduciary duty to Corporation, in Employee’s interactions or dealings with the Corporation, its employees or customers.

v.	Refuse to comply with any reasonable, lawful direction of the Board or Corporation officer; or

vi.
Engage in business practices or conduct that, in the reasonable opinion of the Corporation, may or will result in a material injury or loss to Corporation, including damage to customer relations or business prospects; or

vii.
Have illegal substances in Employee’s system, be impaired by alcohol, or use prescription medications in a manner other than that for which it is prescribed, while on Corporation’s premises or while engaged in the performance of Employee’s duties for Corporation; or

viii.	Lose or have suspended any licenses, clearances or bonding required to perform Employee’s duties under this Agreement; or

ix.
Violate any law, rule, or government regulation (other than traffic violations, misdemeanors, or similar offenses that do not involve moral turpitude) or be convicted of or plead nolo contendere to any felony.

For purposes of defining Cause, no act, or failure to act, of Employee shall be considered “willful” unless done, or omitted to be done, by Employee deliberately and with knowledge of the consequences of such action or inaction. In the event of any such termination for Cause by Corporation, Corporation shall only be obligated to continue to pay Employee the Regular Compensation due Employee under this Agreement up to Employee’s termination date and any accrued, but unused vacation time as specified in Section 5(E).
B.    Termination by Corporation Without Cause. This Agreement and Employee’s employment hereunder may be immediately terminated by Corporation without Cause by Corporation. In the event of any such termination by Corporation without Cause, Corporation shall be obligated to continue to pay Employee (i) the Base Salary due Employee under this Agreement up to Employee’s termination date; (ii) any accrued, but unused vacation time as specified in Section 5(E); and (iii) Severance Pay as defined below.
C.    Termination by Employee. This Agreement and Employee’s employment hereunder may be terminated by Employee with thirty (30) calendar days written notice (“Notice Period”) to Corporation. Upon receiving notice of termination from Employee, Corporation reserves the right to terminate this Agreement immediately or at any time during the Notice Period. Provided Employee has given the required thirty (30) calendar days notice, if Corporation elects to terminate this Agreement before the termination date set forth in Employee’s notice, Corporation shall be obligated to continue to pay Employee the Base Salary that would have been due Employee under this Agreement to the end of Employee’s Notice Period, but not exceeding thirty (30) days and any accrued, but unused vacation time as specified in Section 5(E). If Employee terminates this Agreement with less than thirty (30) calendar days notice or if Employee elects not to remain employed for the full Notice Period, Corporation shall only be obligated to pay Employee the Base Salary due Employee up to the earlier of (i) the end of Employee’s Notice Period or (ii) the termination date set by Corporation.
D.    Death of Employee. This Agreement and Employee’s employment hereunder shall terminate automatically upon the death of Employee. In the event Employee’s employment is terminated by reason of Employee’s death, Employee’s estate shall be eligible to receive any unpaid Base Salary that is due through the date of death and any accrued, but unused vacation time as specified in Section 5(E).
E.    Disability of Employee. This Agreement and Employee’s employment hereunder may be terminated in the event of Employee’s disability, as defined in Corporation’s Long Term Disability Policy in effect at the time, for a period of six (6) months or more. Employee acknowledges and agrees that Employee shall voluntarily submit to a medical or psychological examination for the purpose of determining Employee’s continued fitness to perform the essential functions of the Employee’s position whenever requested to do so by Corporation. If Corporation elects to terminate the employment relationship on this basis, Corporation shall notify Employee or Employee’s representative in writing and the termination shall become effective on the date that such notification is given. In the event of a termination of employment by reason of Employee’s disability, Employee shall be eligible to receive any unpaid Base Salary that is due through the date of termination of Employee’s employment.
F.    Corporate Dissolution. This Agreement and Employee’s employment hereunder shall terminate in the event of the termination of the business or corporate existence of the Corporation or Parent. In the event of any such termination, Corporation shall be obligated to continue to pay Employee (i) the Base Salary due Employee under this Agreement up to Employee’s termination date; (ii) any accrued, but unused vacation time as specified in Section 5(E); and (iii) Severance Pay as defined below.
G.    Reconciliation of Compensation Owed Employee. After any termination of Employee’s employment hereunder, all compensation and amounts due to Employee with respect to work performed or expenses incurred prior to the date of termination shall be reconciled with amounts due to Corporation from Employee. Each party shall be entitled to offset against any amounts that may be due to the other party such amounts as are due from such other party to it or him. The parties shall proceed expeditiously to accomplish the foregoing, and the resulting amount due from one party to the other shall be paid promptly after it is determined.
H.    Employee Cooperation. Following any notice of termination, Employee shall fully cooperate with Corporation in all matters relating to the winding up of Employee’s pending work on behalf of Corporation and the orderly transfer of any such pending work to such other employees of Corporation as may be designated by Corporation. To that end, Corporation shall be entitled to such full time or part time services of Employee as Corporation may reasonably require during all or any part of the period from the time of giving any such notice until the effective date of such termination. Employee further agrees to cooperate with and provide assistance to Corporation and its legal counsel in connection with any litigation (including arbitration or administrative hearings) or investigation affecting Corporation, in which (in the reasonable judgment of Corporation) Employee’s assistance or cooperation is needed. Employee shall, when requested by Corporation, provide testimony or other assistance and shall travel at Corporation’s request in order to fulfill this obligation; provided, however, that, in connection with such litigation or investigation, Corporation shall attempt to accommodate Employee’s schedule, shall provide Employee with reasonable notice in advance of the times in which Employee’s cooperation or assistance is needed, and shall reimburse Employee for any reasonable expenses incurred in connection with such matters.
7.Severance Benefits. In the event of a termination by Corporation without Cause as defined in Section 6 B or in the case of Corporate Dissolution as defined in Section 6 F, Corporation agrees to provide Employee with the following payments and benefits, which shall be referred to as the “Severance”:

A.	Twelve (12) months of Base Salary (“Severance Pay”)

B.
Notwithstanding the provisions of A above, If employment is terminated in conjunction with a change in the control of Corporation, Corporation will provide the Employee with Severance Pay under the circumstances specified in (i) and (ii) of this subsection (B), and the conditions set forth in subsections 7 (D) and (E) of this Agreement. For the purposes of this Agreement, a “Change in Control” is defined as the sale of substantially all of the operating assets of Corporation, the acquisition of more than fifty percent (50%) of the stock of Corporation by a group of shareholders or an entity which acquires control of Corporation (a “Purchaser”), or a merger or consolidation of Corporation with any other corporation, other than a merger or consolidation which would result in the voting securities of Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) fifty percent (50%) or more of the total voting power represented by the voting securities of Corporation or such surviving entity outstanding immediately after such merger or consolidation.

i.
If the Change in Control results in the involuntary termination of Employee or results in Employee electing within nine (9) months from the date of the Change in Control to terminate Employee’s employment for Good Reason (as defined below), Corporation shall provide the Employee with severance pay in an amount that is equal to two and one-half times (2 ½ x) Employee’s annual Base Salary and shall pay Employee any reasonably anticipated Performance Bonus for the fiscal year in which Employee was terminated on a prorated basis.

ii.
If Employee voluntarily terminates Employee’s employment without Good Reason (as defined in below) within ninety (90) days after the Change in Control, Corporation shall provide Employee Twelve (12) months of Base Salary.

iii.
For the purposes of this subsection 7(B), “Good Reason” shall mean the occurrence of any of the following events: (1) a significant reduction of Employee’s duties, authority or responsibilities relative to Employee’s duties, authority or responsibilities as in effect immediately prior to such reduction; (2) the Purchaser requiring Employee to relocate his primary work location more than fifty (50) miles from Employee’s then-present location; or (3) the Purchaser refusing to offer full time employment to Employee on terms comparable to those set forth in this Agreement.

C.	As a condition of receiving Severance hereunder, Employee will be required to execute a release agreement.

D.
Severance Pay shall be less such amounts required to be withheld by law. The Severance Pay shall be paid in equal monthly installments following termination, commencing not later than forty-five (45) days after:

i.	the date the release agreement has been executed in the event there is no applicable revocation period for the release agreement; or

ii.
the date the revocation period for the release agreement has expired and no revocation has occurred in the event there is an applicable revocation period for the standard release agreement. In the event such forty-five (45) day period spans two calendar years, commencement of payment of the Severance Pay will not occur until the second calendar year and after the release agreement has become effective.

E.
Notwithstanding anything to the contrary, the amount of Severance Pay provided under this Agreement shall not under any circumstances exceed the amount defined in § 280G of the Internal Revenue Code as a “parachute payment”.

F.
In addition to Severance Pay, if Employee elects continuation coverage under one or more of Corporation’s health plans (“Health Plans”) pursuant to the continuation coverage terms of such Health Plan(s) and as required by the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), then for a period equal to the number of months of Severance Pay (“Severance Period”), Employee shall pay a reduced, monthly COBRA premium for continuation coverage. The monthly premium to be paid by Employee shall be equal to the payroll deduction contribution then being paid each month, by Corporation’s actively employed, similarly situated employees, for the selected Health Plans’ coverage. Such coverage shall be provided in accordance with terms of the Health Plan(s) as may exist or may be amended from time to time. If Employee elects to continue COBRA coverage beyond the Severance Period, Employee will be responsible for payment of the full, regular COBRA premium for any coverage continuation thereafter.

G.	Corporation shall have no obligation to provide Severance to Employee in the event of termination for any reason other than those set forth in this Section 7.
8.Confidential Information.
A.    Non-Disclosure. Employee shall, during the course of Employee’s employment and at all times subsequent to Employee’s employment, hold in strictest and total confidence all Confidential Information. Employee will at no time, except as authorized by Corporation in writing or as required by any law, rule or regulation after providing prior written notice to Corporation within sufficient time for Corporation to object to production or disclosure or quash subpoenas related to the same, directly or indirectly, use for Employee’s benefit or for the benefit of others, or disclose, communicate, divulge, furnish to, or convey to any other person, firm, or corporation, any Confidential Information, nor shall Employee permit any other person or entity to use Confidential Information in competition with Corporation. Employee acknowledges that disclosure of Confidential Information to or use of the same by third parties would greatly affect the effective and successful conduct of the business of Corporation and the goodwill of Corporation, and that any breach of the terms of this subsection (A) shall be a material breach of this Agreement.
B.    Definitions.
i.    “Confidential Information” shall mean any information proprietary to Corporation or its Parent and not generally known to the public and that the Corporation has made reasonable efforts to maintain the secrecy of, including: Trade Secrets; Inventions; technology, whether now known or hereafter discovered; information pertaining to research, development, techniques, engineering, purchasing, marketing, selling, accounting, licensing, know how, processes, products, equipment, devices, models, prototypes, computer hardware, computer programs and flow charts, program code, software libraries, databases, formulae, compositions, discoveries, cost systems, pending business transactions, the identity of customers and potential customers, and the particular needs and requirements of customers; customer lists; customer histories and records; personnel information; financial information; and confidential and proprietary information of customers and other third parties received by Corporation.
ii.    “Invention” shall mean all ideas, discoveries, developments, inventions, improvements, innovations, technology, computer programs, software, products, methods, systems or plans, whether or not shown or described in writing or reduced to practice or use, and whether or not entitled to the protection of applicable patent, trademark, copyright, or similar laws, relating in any manner to any of Corporation’s present or future products, services, manufacturing or research.
iii.    “Trade Secret” means information, including a formula, pattern, compilation, program, device, method, technique, or process, that: (a) Derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use; and (b) Is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.
iv.    The term Confidential Information shall not apply to the following: (a) information that is or becomes public knowledge other than through the fault of Employee; (b) information that is received by Employee from a third party who is under no obligation to keep the information confidential; (c) information that Employee can show by written records was in Employee’s possession prior to the date of disclosure by Corporation to Employee of the Confidential Information in question; or (d) information that is individually developed by Employee, and that Employee can show by written or other tangible evidence was so independently developed.
C.    Return of Confidential Information. Upon termination of Employee’s employment with Corporation or at any other time upon Corporation’s request, Employee shall deliver promptly to Corporation all originals and all copies (including photocopies, facsimiles, and computer or other means of electronic storage whether now known or hereafter discovered) of all documents and other materials then in the Employee’s possession and whether prepared by the Employee or others that constitute Confidential Information or relate in any way to business of Corporation. Employee will not make or retain any copies of the foregoing and will so represent to Corporation upon Employee’s termination of employment. Furthermore, upon Employee’s termination of employment, Employee will return to Corporation all computer hardware and/or software provided by or owned by Corporation.
D.    Assignment of Inventions. Any Invention that Employee, either alone or with others makes, discovers, devises, conceives, reduces to practice, or otherwise possesses while employed by Corporation shall be “works made for hire” as that term is defined in the United States Copyright Laws and the sole property of Corporation. Employee further agrees to assign, and does hereby irrevocably assign, to Corporation or Corporation’s designee, Employee’s entire right, title and interest in: (i) all Inventions, (ii) all trademarks and copyrights in any of the Inventions, and any applications with respect thereto, and all of the goodwill appurtenant thereto, and (iii) all patent applications and patents with respect to any of the Inventions, including those in foreign countries, which Employee conceives or makes (whether alone or with others) while employed by Corporation. Notwithstanding the foregoing, this Assignment shall not apply to an invention that the employee developed entirely on his or her own time, without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either: (i) Relate to, at the time of conception or reduction to practice of the invention, the employer's business, or actual or demonstrably anticipated research or development of the employer; or (ii) Result from any work performed by the employee for the employer. Additionally, both while employed by Corporation and afterwards, Employee agrees to execute and deliver, at Corporation’s expense, any documents that Corporation may reasonably consider necessary or helpful to assure the originality of all Inventions, obtain or maintain patents, trademarks, copyrights or any other registrations, whether during the prosecution of applications therefor or during the conduct of an interference, opposition, litigation or other matter (all related expenses to be borne by Corporation), and to vest ownership in, transfer and convey, by assignment or otherwise, all right, title and interest in and to such items to Corporation.
E.    Covenants. Without limiting the foregoing, Employee specifically and expressly covenants and agrees that Employee will not at any time or in any manner, directly or indirectly:
i.    use, disclose or divulge Confidential Information or Trade Secrets to solicit, divert, take away or interfere with any of the customers (or their respective affiliates or successors) of the Corporation;

ii.    disclose or divulge Confidential Information or Trade Secrets to any business which is competitive with the business of the Corporation.  For purposes of this covenant a business will be deemed competitive if it is conducted in whole or in part within any geographic area wherein the Corporation is engaged in marketing its products, and if it involves the manufacture of component parts for the aerospace industry or any other business which is in any manner competitive, as of the date of cessation of the Employee’s employment, with any business then being conducted by the Corporation or as to which the Corporation has then formulated definitive plans to enter;

iii.    use, disclose or divulge Confidential Information or Trade Secrets to induce any salesman, distributor, supplier, manufacturer, representative, agent, jobber or other person transacting business with the Corporation to terminate their relationship with the Corporation, or to represent, distribute or sell products in competition with products of the Corporation; or

iv.    use, disclose or divulge Confidential Information or Trade Secrets to induce or cause any employee to leave the employ of the Corporation.

All the covenants of the Employee contained in this Section 8 shall be construed as agreements independent of any other provision of this Agreement, and the existence of any claim or cause of action against the Corporation, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Corporation of these covenants.
It is the intention of the parties to restrict the activities of the Employee under this Section 8 only to the extent necessary for the protection of legitimate business interests of the Corporation, and the parties specifically covenant and agree that should any of the provisions set forth therein, under any set of circumstances not now foreseen by the parties, be deemed too broad for such purpose, said provisions will nevertheless be valid and enforceable to the extent necessary for such protection.
9.Remedies. In the event of the breach by Employee of any of the terms of this Agreement, notwithstanding anything to the contrary contained in this Agreement, Corporation may terminate the employment of the Employee in accordance with the provisions of Section 6. It is further agreed that any breach or evasion of any of the terms of this Agreement by Employee will result in immediate and irreparable injury to Corporation and will authorize recourse to injunction and/or specific performance as well as to other legal or equitable remedies to which Corporation may be entitled. In addition to any other remedies that it may have in law or equity, Corporation also may require an accounting and repayment to Corporation of all profits, compensation, remuneration or other benefits realized, directly or indirectly, as a result of such breaches by the Employee or by a competitor’s business controlled, directly or indirectly, by the Employee. No remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy and each and every remedy given hereunder or now or hereafter existing at law or in equity by statute or otherwise. The election of any one or more remedies by Corporation shall not constitute a waiver of the right to pursue other available remedies. If either party shall commence a proceeding against the other to enforce and/or recover damages for breach of this Agreement, the prevailing party in such proceeding shall be entitled to recover from the other party all reasonable costs and expenses of enforcement and collection of any and all remedies and damages, or all reasonable costs and expenses of defense, as the case may be. The foregoing costs and expenses shall include reasonable attorneys’ fees.
10.Assignability. This Agreement may be assigned by Corporation to any other entity wholly-owned by Corporation, any affiliate of Corporation, including Parent, or to any other entity which purchases substantially all of the assets of Corporation or acquires a majority of the stock of Corporation. The services to be performed by Employee hereunder are personal in nature and, therefore, Employee shall not assign Employee’s rights or delegate Employee’s obligations under this Agreement, and any attempted or purported assignment or delegation not herein permitted shall be null and void.
11.Binding Effect; Third Party Beneficiaries. Subject to the provisions of Section 11, this Agreement shall inure to the benefit of and may be enforced by Corporation and its successors or assigns, and it shall be binding upon Employee and Employee’s heirs, successors, and assigns. Except as expressly set forth herein, this Agreement is not intended to confer any rights or remedies upon any other person or entity.
12.Disclosure of Existence of Agreement. To preserve Corporation’s rights under this Agreement, Corporation may advise any third party of the existence of this Agreement and its terms, and Employee specifically releases and agrees to indemnify and hold Corporation harmless from any liability for doing so.
13.Opportunity to Review. Employee acknowledges his understanding that this Agreement was prepared by counsel for Corporation and further acknowledges his understanding that in such capacity, such counsel has acted solely as counsel for Corporation and does not in any way represent Employee. Employee hereby acknowledges and represents that he has had the opportunity to review this Agreement and to seek advice of counsel of his choosing to represent the interests of Employee prior to his execution hereof.
14.Governing Law. This Agreement shall be deemed for all purposes to have been made in the State of Missouri, notwithstanding either the place of execution hereof, nor the performance of any acts in connection herewith or hereunder in any other jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Missouri, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Missouri or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Missouri
15.Venue and Jurisdiction. The exclusive venue and jurisdiction for any litigation concerning this Agreement shall be in the Circuit Court for the 11th Judicial District, St. Charles County, Missouri, unless that court lacks jurisdiction, in which case such action shall be brought in the United States District Court for the Eastern District of Missouri. Any of the foregoing courts shall have personal jurisdiction over Employee and jurisdiction over matters arising out of this Agreement, and Employee hereby irrevocably waives any and all objections to personal jurisdiction, venue or convenience in the aforementioned courts.
16.Waiver. No waiver by either party hereto of any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or condition at the same or at any prior or subsequent time. Waiver by either party hereto of any breach or violation of any provision of this Agreement shall not operate as or be construed to be a waiver of any subsequent breach thereof or as a waiver by any other entity.
17.Severability. Should any one or more sections of this Agreement be found to be invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining sections contained herein shall not in any way be affected or impaired thereby. In addition, if any section hereof is found to be partially enforceable, then it shall be enforced to that extent. A court with jurisdiction over the matters contained in this Agreement shall have the authority to revise the language hereof to the extent necessary to make any such section or covenant of this Agreement enforceable to the fullest extent permitted by law.
18.Notices. All notices provided for in this Agreement shall be in writing and shall be given either (a) by actual delivery of the notice to the party entitled thereto or (b) by depositing the same with the United States Postal Service, certified mail, return receipt requested, postage prepaid, to the address of the party entitled thereto. The notice shall be deemed to have been received in case (a) on the date of its actual receipt by the party entitled thereto or in case (b) two (2) days after the date of its deposit with the United States Postal Service.
If to the Corporation:
D3 Technologies, Inc.
Attn: Legal Counsel
P.O. Box 900
St. Charles, MO 63302-0900

and, if to the Employee, to:

Richard L. Johnson
11172 Vista Sorrento Pkwy
Apt. 210
San Diego, CA 92130

or to such other address as may be specified by either of the parties in the manner provided under this Section.
20.    Survival. All of those provisions of this Agreement that require performance by either party following termination of Employee’s employment hereunder shall survive any termination of this Agreement.
21.    General Interpretive Principles. This Agreement shall be construed without regard to any presumption or rule requiring construction against the drafting party. For purposes of this Agreement, except as otherwise expressly provided or unless context otherwise requires:
A.    the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision;
B.    the terms “include,” “including,” and similar terms shall be construed as if followed by the phrase “without being limited to;”
C.    relative to the determining of any period of time, “from” means “from and including” and “to” and “through” mean “to and including;”
D.    “or,” “either” and “any” are not exclusive;
E.    the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or;” and
F.    the headings contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.
22.    Section 409A.
A.This Agreement shall at all times be administered and the provisions of this Agreement shall be interpreted consistent with the requirements of Section 409A. In the event that any provision of this Agreement does not comply with the requirements of Section 409A, Corporation, in exercise of its sole discretion and without consent of Employee, may amend or modify this Agreement in any manner to the extent necessary to meet the requirements of Section 409A.
B.This Agreement is intended to comply with Section 409A or an exemption thereunder, and will be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral will be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement will be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment will only be made if such termination of employment constitutes a “separation from service” under Section 409A.
C.Notwithstanding any other provision of this Agreement, if at the time of Employee’s termination of employment, Employee is a “specified employee,” determined in accordance with Section 409A, any payments and benefits provided under this Agreement that constitute “nonqualified deferred compensation” subject to Section 409A that are provided to Employee on account of Employee’ s separation from service will not be paid until the first payroll date to occur following the six-month anniversary of Employee’s termination date (“Specified Employee Payment Date”). The aggregate amount of any payments that would otherwise have been made during such six-month period will be paid in a lump sum on the Specified Employee Payment Date without interest and, thereafter, any remaining payments will be paid without delay in accordance with their original schedule. If Employee dies during the six-month period, any delayed payments will be paid to Employee’s estate in a lump sum within thirty (30) calendar days after Employee’s death.
23.    Counterparts. For the purpose of facilitating the execution of this Agreement and for other purposes, this Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument. A signature of a party by facsimile or other electronic transmission (including a .pdf copy sent by e-mail) shall be deemed to constitute an original and fully effective signature of such party.
24.     Entire Agreement; Amendments. The provisions hereof constitute the entire and only agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, commitments, representations, understandings, or negotiations, oral or written, and all other communications relating to the subject matter hereof. No amendment or modification of any provision of this Agreement will be effective unless set forth in a document that purports to amend this Agreement and is executed by all parties hereto.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first set forth above.

CORPORATION:    D3 TECHNOLOGIES, INC.

By:__________/s/______________________________
Ronald Saks, CEO

EMPLOYEE:    _________/s/__________________________________
RICHARD L. JOHNSON

Employment Agreement    Page 1
Richard Johnson